Exhibit 99.1

AutoWeb Reports Third Quarter 2017 Results

Click Revenues up 35% to $7.4 Million

IRVINE, Calif. – Nov. 02, 2017 (GLOBE NEWSWIRE) – AutoWeb, Inc. (Nasdaq: AUTO), formerly Autobytel Inc., a pioneer and leading provider of digital automotive services connecting in-market car buyers with dealers and OEMs, is reporting financial results for the third quarter ended September 30, 2017. For year-over-year comparisons, prior year results for all periods presented are adjusted to exclude the company’s specialty finance leads product, which was divested on December 31, 2016.

Third Quarter 2017 Financial Summary vs. Year-Ago Quarter

●
Total revenues were $36.9 million compared to an adjusted $42.2 million.
●
Advertising revenues increased 21% to $8.9 million, with click revenues up 35% to $7.4 million.
●
Net income was $0.1 million or $0.01 per diluted share, compared to adjusted net income of $2.6 million or $0.20 per share in the prior year quarter.
●
Non-GAAP income was $2.4 million or $0.18 per diluted share, compared to adjusted non-GAAP income of $6.3 million or $0.47 per diluted share in the prior year quarter.

Management Commentary

“Our third quarter was highlighted by the continued strong growth of our clicks business, which was up more than 15% from Q2 and 35% from the year-ago quarter for record revenues of $7.4 million,” said Jeff Coats, president & CEO of AutoWeb. “We also made progress implementing solutions to improve our traffic acquisition, as we work to continue to rebuild our original high-quality traffic streams from quarters past.

“Subsequent to the quarter, we initiated a corporate rebranding and renamed the company to AutoWeb. We believe the new company name better aligns with today’s corporate strategy and operations as we look to further expand our Internet leads and clicks products.

“We also licensed the ROiQ audience creation and management platform from DealerX. ROiQ utilizes proprietary technology for targeted, online marketing to in-market car buyers. This platform employs extensive machine learning to determine when and what content to show a consumer across multiple devices. We believe this audience intelligence will enable us to generate highly-targeted clicks and leads for our dealer and OEM customers, while building upon our initiative to diversify and expand our sources of high-quality traffic.

“Looking ahead to 2018, we will continue to work with our traffic partners to rebuild our high-quality traffic streams and restore our revenue and margin profiles. We also plan to accelerate our clicks business by expanding the offerings to more dealer and OEM customers, while utilizing the new sources of traffic from DealerX to increase click volumes. We expect the incremental sources of traffic to support equally our new and used car leads business. With multiple initiatives and products in place, we will continue to serve dealers and OEMs with highly-targeted clicks and leads, while developing a more efficient pathway to purchase for consumers.”

Third Quarter 2017 Financial Results

Total revenues in the third quarter of 2017 were $36.9 million compared to $42.2 million in the adjusted year-ago quarter. The expected decline was due to the effect of eliminated lower-quality traffic campaigns, partially offset by continued strong growth of advertising click revenues, which increased 35% to $7.4 million.

Gross profit in the third quarter was $11.1 million compared to an adjusted $15.3 million in the year-ago quarter, with the decrease driven by increased traffic acquisition and optimization costs, as well as investments in its used vehicle business. As a percentage of revenue, gross profit was 30.1%. The company expects gross margin to remain in the low-30% range as it focuses on the optimization of traffic acquisition costs and used vehicle investments.

Total operating expenses in the third quarter of 2017 decreased to $10.8 million compared to an adjusted $11.2 million in the year-ago quarter. As a percentage of revenues, total operating expenses were 29.4% compared to an adjusted 26.5% in the prior year quarter. The company expects operating expenses as a percentage of revenues to be in the low 30% range as it increases investments in technology and sales and marketing resources over the next year.

Net income in the third quarter of 2017 was $0.1 million or $0.01 per diluted share, compared to adjusted net income of $2.6 million or $0.20 per share in the year-ago quarter.

Non-GAAP income was $2.4 million or $0.18 per diluted share, compared to adjusted non-GAAP income of $6.3 million or $0.47 per diluted share in the third quarter of 2016 (see "Note about Non-GAAP Financial Measures" below for further discussion). The decline was primarily driven by the aforementioned lower revenue and gross margins.

At September 30, 2017, cash and cash equivalents totaled $44.7 million compared to $38.5 million (unadjusted) at December 31, 2016. Total debt was reduced to $19.1 million compared to $23.1 million (unadjusted) at December 31, 2016.

2017 Business Outlook

AutoWeb maintains its previously issued guidance and expects 2017 revenue to range between $144.0 million and $148.0 million compared to an adjusted $150.4 million in 2016. The company also continues to expect non-GAAP EPS to range between $0.78 and $0.82 on 13.3 million shares.

Note that for comparative purposes, 2016 revenues exclude results from the company’s specialty finance leads product that was divested on December 31, 2016.

The company has not provided a reconciliation of its 2017 non-GAAP EPS guidance to the most directly comparable GAAP financial measure because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company’s net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

AutoWeb will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2017 results, followed by a question-and-answer session.

Date: Thursday, November 2, 2017
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 8799839

During the call, AutoWeb management will refer to a supplementary slide presentation, which will be available for download in the Investors section of the company's website.

The conference call will also be broadcast live at www.autoweb.com (click on “Investors” and then click on “Events & Presentations”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through November 10, 2017. The call will also be archived in the Investors section of AutoWeb’s website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 8799839

Tax Benefit Preservation Plan

At December 31, 2016, the company had approximately $75.8 million in available net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes. The company's Tax Benefit Preservation Plan (“Plan”) was adopted by the company's Board of Directors to preserve the company's NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company's outstanding common stock and could result in substantial dilution of the acquirer's percentage ownership in the company. As of October 30, 2017, there were 13,083,313 shares of the company’s common stock, $0.001 par value, outstanding. There is no guarantee that the Plan will achieve the objective of preserving the value of the company's NOLs. For more information, please visit investor.autoweb.com/tax.cfm.

About AutoWeb, Inc.

AutoWeb, Inc., formerly Autobytel Inc., provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at investor.autoweb.com/alerts.cfm.

Note about Non-GAAP Financial Measures

AutoWeb has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2017 and 2016 third quarters. The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain or loss on investment or sale, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding. In addition to the foregoing non-GAAP financial measures, for year-over-year comparisons, prior year results for all periods presented are adjusted to exclude the company’s specialty finance leads product, which was divested on December 31, 2016, which comparisons and prior year results are also non-GAAP financial measures as defined by SEC Regulation G. The company's management believes that presenting non-GAAP income and non-GAAP EPS and the adjusted year-over-year comparisons and prior year results provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations and are better metrics for monitoring the company's performance given the company's net operating loss (NOL) tax credits and recent acquisitions and divestitures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. Tables providing reconciliations of non-GAAP income and non-GAAP EPS and the adjusted year-over-year comparisons and prior year results are included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) the company believes its new name better aligns with today’s corporate strategy and operations as the company looks to further expand its Internet leads and clicks products; (ii) the company believes the DealerX audience intelligence will enable the company to generate highly-targeted clicks and leads for its dealer and OEM customers, while building upon the company’s initiative to diversify and expand its sources of high-quality traffic; (iii) the company will continue to work with its traffic partners to rebuild the company’s high-quality traffic streams and restore its revenue and margin profiles; (iv) the company also plans to accelerate its clicks business by expanding the offerings to more dealer and OEM customers, while utilizing the new sources of traffic from DealerX to increase click volumes; (v) the company expects the incremental sources of traffic to support equally our new and used car leads business; (vi) with multiple initiatives and products in place, the company will continue to serve dealers and OEMs with highly-targeted clicks and leads, while developing a more efficient pathway to purchase for consumers; (vii) the company expects operating expenses as a percentage of revenue to be in the low 30% range as it increases investments in technology and sales and marketing resources over the next year; (viii) the company expects gross margin to remain in the low-30% range as the company focuses on the optimization of traffic acquisition costs and used vehicle investments; (ix) the company expects its 2017 revenue to range between $144.0 million and $148.0 million; and (x) the company expects its 2017 non-GAAP EPS to range between $0.78 and $0.82 on 13.3 million shares (noting that for comparative purposes, the foregoing percentage growth calculations, and the 2016 non-GAAP EPS, exclude 2016 revenues, and non-GAAP EPS related to the company’s specialty finance leads product that was divested on December 31, 2016), are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of AutoWeb and the market price of the company's stock.

Company Contact
Kimberly Boren
Chief Financial Officer
949-862-1396
kimberly.boren@autoweb.com

Investor Relations Contact
Sean Mansouri or Cody Slach
Liolios Investor Relations
949-574-3860
AUTO@liolios.com

AUTOWEB, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$44,696	$38,512
Short-term investment	253	251
Accounts receivable (net of allowances for bad debts and customer credits of $975 and $1,015 at September 30, 2017 and December 31, 2016, respectively)	27,503	33,634
Deferred tax asset	-	4,669
Prepaid expenses and other current assets	1,293	901
Total current assets	73,745	77,967
Property and equipment, net	4,635	4,430
Investments	680	680
Intangible assets, net	20,290	23,783
Goodwill	42,821	42,821
Long-term deferred tax asset	25,837	14,799
Other assets	667	801
Total assets	$168,675	$165,281

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,054	$9,764
Accrued employee-related benefits	2,215	4,530
Other accrued expenses and other current liabilities	7,518	8,315
Current portion of term loan payable	4,875	6,563
Total current liabilities	24,662	29,172
Convertible note payable	1,000	1,000
Long-term portion of term loan payable	5,250	7,500
Borrowings under revolving credit facility	8,000	8,000
Total liabilities	38,912	45,672

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Series B Preferred stock, shares issued and outstanding as of September 30, 2017 and December 31, 2016 was 0 and 168,007, respectively	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized and 13,082,948 and 11,012,625 shares issued and outstanding, as of September 30, 2017 and December 31, 2016, respectively	13	11
Additional paid-in capital	352,810	350,022
Accumulated deficit	(223,060)	(230,424)
Total stockholders' equity	129,763	119,609
Total liabilities and stockholders' equity	$168,675	$165,281

AUTOWEB, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2017	2016	2017	2016

Revenues:
Lead fees	$27,711	$36,202	$83,149	$98,706
Advertising	8,946	7,371	24,914	16,412
Other revenues	215	338	741	1,188
Total revenues	36,872	43,911	108,804	116,306
Cost of revenues	25,786	28,156	74,171	72,995
Gross profit	11,086	15,755	34,633	43,311

Operating expenses:
Sales and marketing	3,692	3,964	10,684	14,026
Technology support	3,141	2,943	9,582	10,775
General and administrative	2,844	3,346	9,116	10,405
Depreciation and amortization	1,192	1,270	3,623	3,809
Litigation settlements	(26)	(24)	(76)	(25)
Total operating expenses	10,843	11,499	32,929	38,990
Operating income	243	4,256	1,704	4,321
Interest and other income (expense), net	(93)	(206)	(289)	(643)
Income before income tax provision	150	4,050	1,415	3,678
Income tax provision	81	1,312	539	1,185
Net income and comprehensive income	$69	$2,738	$876	$2,493

Basic earnings per common share	$0.01	$0.26	$0.08	$0.23
Diluted earnings per common share	$0.01	$0.21	$0.07	$0.19

Shares used in computing earnings per common share (in thousands):
Basic	12,702	10,726	11,593	10,610
Diluted	13,201	13,337	13,279	13,170

AUTOWEB, INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	September 30, 2017

Net income	$484	$322	$69	$876
Amortization of acquired intangibles	1,387	1,359	1,343	4,090
Non-cash stock based compensation
Cost of revenues	20	19	19	59
Sales and marketing	412	402	409	1,222
Technology support	127	134	138	399
General and administrative	452	389	397	1,238
Total non-cash stock-based compensation	1,011	944	963	2,918
Acquisition costs	-	-	-	-
Severance costs	-	57	-	57
Litigation settlements	(25)	(25)	(26)	(76)
Income taxes	625	(166)	81	539

Non-GAAP income	$3,482	$2,491	$2,430	$8,404

Weighted average diluted shares	13,309	13,344	13,201	13,279

Diluted GAAP EPS	$0.04	$0.01	$0.01	$0.07
EPS impact of adjustments	0.23	0.16	$0.18	0.57
Non-GAAP EPS	$0.26	$0.19	$0.18	$0.63

AUTOWEB, INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended March 31, 2016			Three Months Ended June 30, 2016			Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted

Net income (loss)	$(676)	$73	$(749)	$430	$70	$360	$2,738	$98	$2,640	$2,493	$241	$2,252
Amortization of acquired intangibles	1,426	-	1,426	1,403	-	1,403	1,509	-	1,509	4,338	-	4,338
Non-cash stock based compensation
Cost of revenues	14	-	14	15	-	15	19	-	19	48	-	48
Sales and marketing	633	20	613	341	20	321	384	20	364	1,358	60	1,298
Technology support	329	-	329	92	-	92	77	-	77	499	-	499
General and administrative	388	-	388	418	-	418	460	-	460	1,266	-	1,266
Total non-cash stock-based compensation	1,364	20	1,344	866	20	846	940	20	920	3,171	60	3,111
Acquisition costs	429	-	429	148	-	148	-	-	-	577	-	577
Severance costs	839	-	839	-	-	-	-	-	-	839	-	839
Litigation settlements	(5)	-	(5)	4	-	4	(24)	-	(24)	(25)	-	(25)
Income taxes	(432)	46	(478)	305	50	255	1,312	47	1,265	1,185	143	1,042

Non-GAAP income	$2,945	$139	$2,806	$3,156	$140	$3,016	$6,475	$165	$6,310	$12,578	$444	$12,134

Weighted average diluted shares	13,346	13,346	13,346	13,295	13,295	13,295	13,337	13,337	13,337	13,170	13,170	13,170

Diluted GAAP EPS	$(0.06)	$0.01	$(0.07)	$0.03	$0.01	$0.03	$0.21	$0.01	$0.20	$0.19	$0.02	$0.17
EPS impact of adjustments	$0.27	$0.00	$0.27	$0.21	$0.01	$0.20	$0.28	$0.01	$0.28	$0.77	$0.02	$0.75
Non-GAAP EPS	$0.22	$0.01	$0.21	$0.24	$0.01	$0.23	$0.49	$0.01	$0.47	$0.96	$0.03	$0.92

AUTOWEB, INC.
RECONCILIATION TO REFLECT DIVESTITURE OF
SPECIALTY FINANCE LEADS PRODUCT
(Amounts in millions, except per-share data)

	2016
	QTD 3/31/16			QTD 6/30/16			QTD 9/30/16			QTD 12/31/16			YTD 12/31/16
	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted

Total Revenues	$36.2	$1.6	$34.6	$36.1	$1.6	$34.6	$43.9	$1.7	$42.2	$40.4	$1.4	$39.0	$156.7	$6.3	$150.4

Cost of revenues	22.6	1.2	21.4	22.2	1.2	21.0	28.2	1.2	26.9	25.8	1.0	24.7	98.8	4.7	94.1

Gross profit	13.6	0.4	13.2	13.9	0.4	13.5	15.8	0.4	15.3	14.6	0.4	14.2	57.9	1.7	56.3

Operating expenses	14.5	0.3	14.2	13.0	0.3	12.7	11.5	0.3	11.2	12.8	0.4	12.4	51.8	1.3	50.5

Operating income (loss)	(0.9)	0.1	(1.0)	0.9	0.1	0.8	4.3	0.1	4.1	1.8	(0.0)	1.9	6.1	0.3	5.8

Interest and other income (expense), net	(0.2)	-	(0.2)	(0.2)	-	(0.2)	(0.2)	-	(0.2)	1.2	-	1.2	0.6	-	0.6

Income (loss) before income tax provision (benefit)	(1.1)	0.1	(1.2)	0.7	0.1	0.6	4.1	0.1	3.9	3.0	(0.0)	3.1	6.7	0.3	6.3

Income tax provision (benefit) (1)	(0.4)	0.0	(0.5)	0.3	0.0	0.3	1.3	0.0	1.3	1.6	(0.0)	1.7	2.8	0.1	2.7

Net income (loss) and comprehensive income (loss)	$(0.7)	$0.1	$(0.7)	$0.4	$0.1	$0.4	$2.7	$0.1	$2.6	$1.4	$(0.0)	$1.4	$3.9	$0.2	$3.7

Non-GAAP Income	$2.9	$0.1	$2.8	$3.2	$0.1	$3.0	$6.5	$0.2	$6.3	$4.7	$0.0	$4.7	$17.3	$0.5	$16.8

Non-GAAP EPS	$0.22	$0.01	$0.21	$0.24	$0.01	$0.23	$0.49	$0.01	$0.47	$0.35	$0.00	$0.35	$1.30	$0.03	$1.27

(1) Tax provision for specialty finance leads standalone is computed using consolidated effective tax rate multiplied by finance leads income before income tax.